* Confidential treatment has been requested for certain portions omitted from this exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Confidential portions of this Exhibit have been separately filed with the Securities and Exchange Commission.

English translation for reference purpose only
Exhibit 4.9

Supplemental Agreement II
Date: August 8, 2008

Buyer: JingAo Solar Co., Ltd.
Address: JingLong Industrial Park, JingLong Street, NingJin, Hebei, China

Seller: Zhejiang Yuhui Solar Energy Source Co., Ltd.
Address: No. 8 Baoqun Road, Yao Zhuang Town Industrial Park, Jiashan, Zhejiang

On August 10, 2007, the Buyer and the Seller entered into the Sale and Purchase Contract (Contract No.YGX0708100001) (hereinafter referred to as the “YGX0708100001 Contract”), which sets out the sale and purchase of mono-crystalline silicon wafers for 2008, 2009 and 2010; on December 13, 2007, the Buyer and the Seller entered into the Sale and Purchase Contract (Contract No. YGX0711150001-122) (hereinafter referred to as the “YGX0711150001-122 Contract”), which sets out the sale and purchase of mono-crystalline silicon wafers from 2008 to 2013; on July 11, 2008, the Buyer and the Seller signed a supplemental agreement (hereinafter referred to as “Supplement I”), supplementing the quantity and price information in third and fourth quarter of 2009 under the YGX0708100001 Contract and the YGX0711150001-122 Contract.

After friendly negotiation, both parties agree to this Supplement II as follows:

1.           Both parties agree to add 156*156 mono-crystalline silicon wafers as one of the products to be delivered, which means that wafers with the specification of 150mm 156*156, 150mm 125*125 and 165mm 125*125 can all qualify as products to be delivered under the YGX0708100001 Contract and the YGX0711150001-122 Contract.

2.           The price of 156*156 mono-crystalline silicon wafers in 2008 is ***/piece (including tax). The price for 2009 and the years thereafter is to be otherwise discussed and agreed one month before the end of the preceding year.

3.           Quantity: the conversion ratio of 156*156 mono-crystalline silicon wafer to 150mm, 125*125 silicon wafer is ***, which means one piece of 156*156 mono-crystalline silicon wafer equals to 1.6 piece of 150mm, 125*125 silicon wafer. Before the end of December 2008, the 156*156 mono-crystalline silicon wafers provided by the Seller each month under the two sale and purchase agreements shall not exceed *** pieces, the supply

No. 36, Jiang Chang San Rd., Zhabei, Shanghai China 200436
TEL: (86 21)60955859	FAX(86 21)60955855	WEBSITE: www.jasolar.com

* Confidential treatment has been requested for certain portions omitted from this exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Confidential portions of this Exhibit have been separately filed with the Securities and Exchange Commission.

quantity of 156*156 mono-crystalline silicon wafer for 2009 and the years thereafter shall be otherwise discussed and agreed one month before the end of the preceding year.

4.           Any matters not included in this Supplement II shall conform to the YGX0708100001 Contract, the YGX0711150001-122 Contract and Supplement I, while matters clearly stipulated under this Supplement II shall prevail.

5.           This Supplement II shall form an integral part to the YGX0708100001 Contract, the YGX0711150001-122 Contract and Supplement I with the same legal effect.

6.           This Supplement II shall become effective upon signature by the parties hereto and be made in two counterparts, each of which shall be held by one party.

Buyer	JingAo Solar Co., Ltd.	Seller	Zhejiang Yuhui Solar Energy Source Co., Ltd.

Signature		Signature

No. 36, Jiang Chang San Rd., Zhabei, Shanghai China 200436
TEL: (86 21)60955859	FAX(86 21)60955855	WEBSITE: www.jasolar.com